PPM Loan No. 05-02502

LOAN AGREEMENT

by and between

JACKSON NATIONAL LIFE INSURANCE COMPANY,
as Lender

and

RUMSEY FIRST LLC, SNOWDEN FIRST LLC,
GTC II FIRST LLC, NORFOLK FIRST LLC,
BREN MAR, LLC, PLAZA 500, LLC and VAN BUREN, LLC,
all Delaware limited liability companies, as Borrowers

Date: As of July 18, 2005

LOAN AGREEMENT

This Loan Agreement is made as of this 18th day of July, 2005, by and among RUMSEY FIRST LLC, SNOWDEN FIRST LLC, GTC II FIRST LLC, NORFOLK FIRST LLC, BREN MAR, LLC, PLAZA 500, LLC and VAN BUREN, LLC, all Delaware limited liability companies, as Borrowers (each a “Borrower” and together the “Borrowers”), and JACKSON NATIONAL LIFE INSURANCE COMPANY, a Michigan corporation, (“Lender”).

RECITALS

A.	The Borrowers comprise seven (7) Delaware limited liability companies (each, a “Borrower” and together the “Borrowers”).

B.	The Borrowers have applied to Lender for a loan (the “Loan”) in the maximum amount of One Hundred Million Dollars ($100,000,000.00) and Lender has agreed to make the Loan on the terms and conditions contained herein. The Loan will be advanced in two draws; the first draw shall be for $65,000,000 advanced at Closing (“First Advance”); the balance of $35,000,000 shall be advanced on or before December 31, 2005 (“Second Advance”). The term “Loan” shall mean $65,000,000 until the Second Advance and shall mean $100,000,000 after the Second Advance.

C.	Each of the Borrowers owns certain real estate (the “Land”) described on Exhibit A which is improved with the buildings listed on Exhibit B (the “Improvements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. DEFINED TERMS. The following terms as used herein shall have the following meanings:

Affiliated Party: (i) If any Borrower or any Affiliated Party is a general or limited partnership, the general partners thereof and any person or entity directly or indirectly controlling any general partner thereof; (ii) if any Borrower or any Affiliated Party is a joint venture, its joint venture partners and any person or entity directly or indirectly controlling any joint venture partner thereof; (iii) if any Borrower is a corporation or limited liability company, any person or entity directly or indirectly controlling Borrower; and (iv) the Indemnitor.

Agreement: This Loan Agreement, as originally executed or as may be hereafter supplemented or amended from time to time in writing.

Allocated Loan Amount: The amounts of the Loan allocated to each Property as set forth on Exhibit C hereto.

Allocated Percentage: The percentages of the Loan allocated to each Property as set forth on Exhibit C hereto.

Application/Commitment: Collectively, the “Application” to PPM Finance, Inc. for the Loan dated April 25, 2005, and the acceptance thereof as a commitment dated May 25, 2005, as modified pursuant to a letter from PPM Finance, Inc. dated June 23, 2005.

Appraisal: An appraisal prepared by a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The appraiser shall use assumptions and limiting conditions reasonably established by Lender, and the appraisal shall be in conformity with Lender’s appraisal guidelines and the requirements of the Application/Commitment.

Borrower: The meaning set forth in the introductory paragraph of this Agreement, and any substitute Borrower under Section 6.4.

Borrowers: The meaning set forth in the introductory paragraph of this Agreement, and any substitute Borrower under Section 6.4.

Building Laws: All federal, state and local laws, statutes, regulations, codes, ordinances, orders, rules and requirements applicable to the development, construction, use, operation, management and maintenance of each Property, including, without limitation, all access, building, zoning, planning, subdivision, fire, traffic, safety, health, labor, discrimination, environmental, air quality, wetlands, shoreline, flood plain laws, regulations and ordinances, including, without limitation, all applicable requirements of the Fair Housing Act of 1988, as amended, the Americans with Disabilities Act of 1990, as amended, and all orders or decrees of any court adopted or enacted with respect thereto applicable to each Property, as any of the same may from time to time be amended, modified or supplemented.

Correspondent: As of the closing Date of the Loan, the Correspondent is NorthMarq Capital, Inc. Lender retains the right to change the Correspondent at any time during the term of the Loan. Borrowers hereby acknowledge that Lender, at Lender’s expense, may utilize Correspondent or other outside third parties selected by Lender in any aspects of the Loan, including, but not limited to, the servicing, administration and monitoring of the Loan. For purposes of this Loan Agreement, where it is referenced that information will be provided to “Correspondent and Lender”, unless designated otherwise by Lender, the information shall be provided to Correspondent, who will provide the same to Lender. Lender may, at any time, request that the information be provided to both Correspondent and Lender or to another third party in place of Correspondent.

Default: Any event, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default (as such term is defined in Section 7.1 of this Agreement).

Default Rate: The default interest rate specified in the Note.

Environmental Indemnity Agreement: The Environmental Indemnity Agreement described in Section 2.2 of this Agreement, executed by Borrowers and Indemnitor, as originally executed or as may be hereafter supplemented or amended from time to time in writing.

Executive Order and Patriot Act: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and Public Law 107-56, known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).

ERISA: Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Governmental Approvals: The meaning set forth in Section 4.11 of this Agreement.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Improvements: The meaning set forth in Recital C of this Agreement.

Include or including: Including, but not limited to.

Indemnitor: First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, or any replacement Indemnitor under Section 6.3.

Indemnity Agreement: The indemnity agreement described in Section 2.2 of this Agreement, executed by Indemnitor, as originally executed or as may be hereafter supplemented or amended from time to time in writing.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from time to time.

Knowledge: When used to modify a representation or warranty, actual knowledge.

Land: The land legally described in Exhibit A hereto.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction, as any of the same may from time to time be amended, modified or supplemented.

Lender: The Mortgagee and PPM Finance, Inc., on behalf of and acting as the investment advisor and authorized representative for the Mortgagee.

Loan: The meaning set forth in Recital B of this Agreement.

Loan Documents: This Agreement, the Environmental Indemnity, the Indemnification Agreement, the Mortgages, the Note, the other documents and instruments listed in Section 2.2 of this Agreement, and all other documents and instruments given to Lender from time to time in connection with or to secure the Loan, as originally executed or as any of the same may be hereafter supplemented or amended from time to time, in writing.

Loan Maturity: Maturity Date (as defined in the Note).

Loan Opening Date: The date of the First Advance.

Mortgagee: Jackson National Life Insurance Company, an affiliate of PPM Finance, Inc.

Mortgages: Each mortgage, deed of trust, security deed, deed to secure debt or similar instrument described in Section 2.2 of this Agreement for the Property and for any Substitute Property, each as originally executed or as may be hereafter supplemented or amended from time to time in writing.

Mortgagor: Any one of the Mortgagors, individually.

Mortgagors: The Borrowers.

Note: The mortgage note described in Section 2.2 of this Agreement, as originally executed or as may be hereafter supplemented or amended from time to time in writing.

Ordinary Environmental Materials: Hazardous materials in amounts customary for the use and occupancy of a Property in compliance with applicable laws governing such hazardous materials.

Permitted Exceptions: Those title matters to which the interest of Mortgagors in the Real Property is subject on the Loan Opening Date.

PPM Finance, Inc.: The investment advisor and authorized representative and affiliate of Mortgagee.

Property: As described on Exhibits A and B each parcel of Land together with the Improvements and any and all other buildings, structures and improvements located or to be located thereon and all rights, privileges, easements, hereditaments and appurtenances, thereunto relating or appertaining, including parking in compliance with any applicable zoning ordinance and tenant leases, and all personal property, fixtures and equipment required or used (or to be used) for the operation thereof, and any Substitute Property.

Real Property: That portion of each Property constituting real property.

Reciprocal Easement Agreement: Any such agreement or similar instrument affecting any Real Property on the Loan Opening Date.

Substitute Property: The meaning set forth in Section 6.4 of this Agreement.

Title Insurer: Fidelity National Title Insurance Company.

Waiver Letter: The escrow account waiver letter described in Section 2.2 of this Agreement, executed by Borrowers and Lender on the date hereof.

Defined terms may be used in the singular or the plural. When used in the singular preceded by “a”, “an”, or “any”, such term shall be taken to indicate one or more members of the relevant class. When used in the plural, such term shall be taken to indicate all members of the relevant class.

2.	TERMS OF LOAN AND DOCUMENTS.

2.1 Agreement to Borrow and Lend. Subject to all of the terms, provisions and conditions set forth in this Agreement, Lender agrees to make and Borrowers agree to accept the Loan. Borrowers agree to pay all indebtedness evidenced and secured by the Loan Documents in accordance with the terms thereof without offset for any claims Borrower may assert against Lender.

2.2 Loan Documents. In consideration of Lender’s entry into this Agreement and Lender’s agreement to make the Loan, Borrowers have executed and delivered or caused to be executed and delivered to Lender the following documents and instruments:

(a) A mortgage note from Borrowers payable to the order of Lender in the original principal amount of One Hundred Million Dollars ($100,000,000.00);

(b) A first mortgage (or deed of trust) on each Mortgagor’s fee simple estate in the Real Property securing the Note, subject only to the Permitted Exceptions, including a security agreement granting Lender a security interest in all personal property, tangible and intangible, owned or hereafter acquired by each Mortgagor and relating to operation or maintenance of each Property, including bank accounts, accounts receivable, all escrow, impound or reserve accounts required in the Loan Documents, and other intangible property;

(c) An assignment to Lender of all rents, income, issues and profits of, and all leases, licenses, concessions and other similar agreements relating to or connected with each Property which shall be a first priority absolute assignment of all present and future leases of all or any part of the Property, all guarantees thereof and all rents and other sums payable thereunder;

(d) Uniform Commercial Code financing statements, in duplicate, executed by each Mortgagor as debtor with respect to all of Mortgagor’s interest in the personal property (if any) at all of the Properties;

(e) An indemnity agreement with respect to certain matters pertaining to each Property including environmental covenants (the “Environmental Indemnity”);

(f) An indemnity agreement with respect to certain matters excluded from the non-recourse provisions of the Loan Documents, executed by Indemnitor (the “Indemnity Agreement”);

(g) A Borrower’s affidavit containing certain warranties and representations with respect to each Property by each Borrower (the “Borrower’s Certificate”);

(h) An escrow account waiver letter pursuant to the terms of Section 3.1(c) hereof (the “Waiver Letter”).

(i) Any other documents required by the Application/Commitment; and

(j) Such other papers and documents as may be required by this Agreement or as Lender may reasonably require.

2.3 Terms of the Loan. The Loan will bear interest for the period and at the rate or rates set forth in the Note, and be payable in accordance with the terms of the Note. The outstanding principal balance, all accrued and unpaid interest and all other sums due and payable under the Note or other Loan Documents, if not sooner paid, shall be paid in full at Loan Maturity.

2.4 Prepayments. Borrowers shall have no right to make prepayments of the Loan in whole except in accordance with the terms of the Note.

2.5 Conditions to Disbursement. Borrowers and Lender acknowledge that all conditions precedent to the disbursement of the Loan set forth in the Application/Commitment, including those set forth in Sections 2.4 (Third Party Reports) and 3 (The Closing) thereof, have been satisfied to Lender’s satisfaction or waived.

2.6 Sources and Uses. Borrowers shall use the proceeds of the Loan solely for the purposes set forth in Exhibit D attached hereto and incorporated herein.

2.7 Refund of Lender Deposits. Lender shall refund to Borrowers in immediately available funds on the Loan Opening Date the Lender Deposits as specified in Section 1.1 of the Application/Commitment, subject to the terms thereof.

3. BORROWERS’ COVENANTS. Borrowers further covenant and agree with Lender as follows:

3.1 Escrow Deposits. (a) Subject to the terms of subparagraph (c) of this Section 3.1, Borrowers shall deposit monthly with Lender or Correspondent a sum equal to one-twelfth (1/12th) of the amount estimated by Lender or Correspondent to be required to pay, at least thirty (30) days prior to their respective due dates, annual property taxes, assessments, ground rent and insurance premiums for each Property (the “Escrow Account”). Lender shall not pay interest on or segregate the Escrow Account unless required to do so under applicable law. If allowable by law, Lender will set up the Escrow Account as interest-bearing, with interest accruing to Borrowers. Any such interest-bearing account must be acceptable to Lender, and the expense thereof must be paid by Borrowers. If Lender is required to segregate the Escrow Account, Borrowers shall (1) execute such documents as Lender, in its sole discretion, deems necessary to perfect its security interest in the Escrow Account and (2) pay the costs of setting-up and maintaining the Escrow Account. At Closing (or such later date as the Escrow Account is established), Lender will determine the amount of the initial deposit that must be made by the Borrowers to the Escrow Account;

(b) If an Escrow Account is established, the Escrow Account shall be pledged as additional security for the Loan and shall be held to be irrevocably applied for the purposes for which made hereunder and shall not be subject to the direction or control of Borrowers; provided, however, that neither Lender, Correspondent nor any depository holding such funds shall be liable for any failure to apply to the payment of taxes, assessments, ground rent or insurance premiums any amount so deposited unless (i) a Borrower shall have requested Lender, Correspondent or said depository in writing to make application of such funds to the payment of the particular taxes, assessments, ground rent or insurance premiums as the case may be, accompanied by the bills therefor, (ii) there shall exist no Default or Event of Default hereunder or under any of the Loan Documents, (iii) there are sufficient funds in the Escrow Account to pay the particular taxes, assessments, ground rent or insurance premiums and (iv) following payment of such taxes, assessments, ground rent or insurance premiums, the Escrow Account will be “in balance” in the reasonable opinion of Lender; and

(c) Lender and Borrowers have executed and delivered the Waiver Letter regarding the waiver of the foregoing escrow provisions, subject to the provisions more particularly set forth therein.

3.2 Payment of Taxes. Mortgagors shall pay all real estate taxes, assessments and charges of every kind upon each Real Property before the same become delinquent; provided, however, that a Mortgagor shall have the right to pay any such tax, assessment or charge under protest or to otherwise contest any such tax, assessment or charge but only if (i) such contest has the effect of preventing the collection of such tax, assessment or charge so contested and also preventing the sale or forfeiture of the Property or any part thereof or any interest therein, (ii) Mortgagor has notified Lender in writing in advance of its intent to contest such tax, assessment or charge, and (iii) Mortgagor has deposited security in form and amount satisfactory to Lender, in its reasonable judgment, and increases the amount of such security so deposited promptly after Lender’s reasonable request therefor. If Mortgagor shall fail to commence such contest or, having commenced such contest, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay the tax, assessment or charge so contested, in each case after notice to Mortgagor of such failure, Lender may at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note), and shall bear interest from the date expended at the Default Rate and be payable with such interest upon demand. Lender in making any payment hereby authorized relating to any tax, assessment or charge, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, charge, sale, forfeiture, tax lien or title or claim thereof.

3.3 Maintenance of Insurance. (a) Insurance Coverage Requirements: Mortgagors shall maintain insurance coverage as contained on Exhibit F attached hereto and made a part hereof.

(b) No Other Insurance. Mortgagors shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Lender is included thereon under a standard, non-contributory Lender clause reasonably acceptable to Lender. A Mortgagor shall immediately notify Lender whenever any such separate insurance is taken out and shall promptly deliver to Lender the original policy or policies of such insurance.

(c) Lender’s Right to Obtain Insurance. Notwithstanding this Section 3.3, in the Event of a Default under Section 3.3 of this Agreement, Lender or Correspondent shall have the right (but not the obligation) to place and maintain insurance required to be placed and maintained by Mortgagors hereunder, and use funds on deposit in the Escrow Account for the payment of insurance to pay for same. Any additional amounts expended therefor shall constitute additional disbursements of Loan proceeds (even if the total amount of disbursements would exceed the face amount of the Note), and, if not paid by Borrowers upon demand, shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.

3.4 Mechanics’ Liens and Contest Thereof. Mortgagors will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against any Real Property and will promptly discharge the same if any claims for lien or any proceedings for the enforcement thereof are filed or commenced; provided, however, that a Mortgagor shall have the right to contest in good faith and with due diligence the validity of any such lien or claim upon furnishing to the Title Insurer such security or indemnity as it may require to induce the Title Insurer to insure against all such claims, liens or proceedings.

3.5 Settlement of Mechanics’ Lien Claims. If a Mortgagor shall fail promptly to discharge any mechanics’ lien claim filed or otherwise asserted or to contest any such claims and give security or indemnity in the manner provided in Section 3.4 hereof, or, having commenced to contest the same, and having given such security or indemnity, shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such indemnity or security so required by the Title Insurer for its full amount, or, upon adverse conclusion of any such contest, shall fail to cause any judgment or decree to be satisfied and lien to be promptly released, then, and in any such event, after notice to Mortgagor, Lender may, at its election, but shall not be required to, (i) procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim and (ii) effect any settlement or compromise of the same on reasonable terms, or may furnish such security or indemnity to the Title Insurer, and any amounts expended by Lender in doing so, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note), and, if not paid by Borrowers upon demand, shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.

3.6 Maintenance, Repair and Restoration of Improvements. Mortgagors shall (i) subject to Section 5.1 and the Leases, promptly repair, restore or rebuild any Improvements, which may become damaged or be destroyed; and (ii) keep (or use commercially reasonable efforts to cause the tenants to keep) the Improvements in good condition and repair, without waste.

3.7 Leases and Lease Reports. Mortgagors shall not enter into, modify, amend, waive any material provision of, terminate or cancel any lease(s) of space in any Property without the prior written consent of Lender, except in accordance with the Leasing Guidelines attached hereto as Exhibit E and made a part hereof. Any breach by a Mortgagor of this Section 3.7 (continuing beyond any applicable notice and cure periods) shall be deemed by Lender in its sole discretion, as an Event of Default.

3.8 Compliance With Laws. Mortgagors shall promptly comply (or use commercially reasonable efforts to cause tenants to comply) with all applicable Laws of any Governmental Authority relating to each Property on an ongoing basis, and Mortgagors shall maintain (or use reasonable efforts to cause tenants to maintain) in force all permits, licenses or contracts necessary or reasonably considered by Lender to be desirable for the contemplated use, operation and maintenance of each Property.

3.9 Alterations. Without the prior written consent of Lender, Mortgagors shall not make any material alterations to any Property (other than nonstructural maintenance work and completion of tenant work required in accordance with leases previously existing or hereafter entered into in accordance with the terms of this Agreement). Such consent shall not be unreasonably withheld and shall be deemed given if notice of disapproval is not given within ten (10) business days after request.

3.10 Personal Property. (i) All of a Mortgagor’s personal property, fixtures, furnishings, furniture, attachments and equipment (if any) located on or used in connection with a Property, shall always be located at the Property, or at a location immediately accessible to Mortgagor and Lender, and shall also be kept free and clear of all chattel mortgages, conditional vendor’s liens and all other liens, encumbrances and security interests of any kind whatever, other than security interests incurred in the ordinary course of a Mortgagor’s business, (ii) Mortgagor will be the absolute owner of said personal property, fixtures, furnishings, furniture, attachments and equipment, and (iii) Mortgagor shall, from time to time, furnish Lender with evidence of any such ownership satisfactory to Lender, including searches of applicable public records.

3.11 Prohibition Against Cash Distributions and Application of Cash Flow. Each Mortgagor shall first apply all cash flow from a Property to pay Property expenses then due and payable, including amounts due to Lender pursuant to the Loan Documents. No cash flow from any Property shall be distributed to any partners, principals, members or shareholders of Borrowers or applied to the payment of any obligations, debts or expenses not related to the Property if an Event of Default has occurred and is continuing and Lender has revoked Mortgagor’s license to collect rents and instructed tenants to pay their rent to Lender pursuant to the Assignments of Leases and Rents of even date herewith from the Mortgagors to Lender.

3.12 Inspection by Lender. Mortgagors will cooperate (and will cause the managing agent to cooperate) with Lender in arranging for inspections of any Property from time to time during normal business hours by Lender and its agents and representatives.

3.13 Furnishing Information. Borrowers shall deliver or cause to be delivered to Lender and Correspondent annual financial statements for Borrowers and annual financial statements for Indemnitor as soon as available and in all events no later than ninety (90) days after the close of each fiscal year. Annual statements shall be certified as true and correct by an authorized financial officer of Borrowers or Indemnitor, as the case may be. While only annual financial statements will be required initially, upon the occurrence and continuation of an Event of Default, Lender shall have the right to require that the Borrowers provide quarterly financial statements and that Borrowers and Indemnitor promptly provide Lender with such additional financial reports and such additional financial information as Lender may reasonably require. If a Default has occurred or Lender reasonably believes that previously provided financial statements are inaccurate, Lender may require that the annual statements shall be certified by an independent certified public accountant as having been prepared in accordance with generally accepted accounting principles. Mortgagors shall also furnish a current rent roll for each Property within ninety (90) days after the close of each fiscal year. Additionally, Borrowers and Indemnitor will:

(i) promptly supply Lender and Correspondent with such information concerning their respective affairs and the operation of each Property as Lender may hereafter reasonably request in writing from time to time;

(ii) on reasonable prior notice, at any time during regular business hours permit Lender, Correspondent or any of its agents or representatives to have access to and examine all of its books and records regarding the operation of each Property;

(iii) permit Lender and Correspondent to copy and make abstracts from any and all of such books and records; and

(iv) immediately notify Lender and Correspondent if any Borrower receives any actual notice, action or lien notice or otherwise becomes aware that a Property violates any Building Law in any material respect. The notice to Lender shall describe with particularity the Building Law violation and the Borrower’s plan to promptly correct the violation.

3.14 Documents of Further Assurance. Borrowers shall, from time to time, upon Lender’s written request, execute, deliver, record and furnish such documents as Lender may reasonably deem necessary or desirable to (i) perfect and maintain perfected as valid liens upon each Property, the liens granted by Mortgagors to Lender under the Mortgages and the collateral assignments and other security interests under the other Loan Documents as contemplated by this Agreement, (ii) correct any errors of a typographical nature or inconsistencies which may be contained in any of the Loan Documents, and (iii) consummate fully the transaction contemplated under this Agreement.

3.15 Furnishing Reports. Borrowers and Indemnitor shall provide Lender and Correspondent promptly after written request by Lender with copies of all inspections, reports, test results and other material information received by Borrowers and Indemnitor from time to time from their employees, agents, representatives, architects and engineers, which in any way relate to any Property, or any part thereof.

3.16 Operation of Property and Zoning. As long as any portion of the Loan remains outstanding, Mortgagors shall use commercially reasonable efforts to cause each Property to be operated in the manner currently in effect for such property. Mortgagors shall fully and faithfully perform all of their covenants, agreements and obligations under each of the leases of space in each Property. Mortgagors shall not initiate or acquiesce in a zoning variation or reclassification without Lender’s consent, which shall not be unreasonably withheld.

3.17 Management Agents’ and Brokers’ Contracts. Except for contracts terminable on not more than thirty (30) days notice and which are subordinated to the Loan, Mortgagors shall not enter into, modify, amend, waive any material provision of, terminate or cancel any management contracts for any Property without the prior written approval of Lender which shall not be unreasonably withheld. If, in the ordinary course of business, a Mortgagor shall enter into any contracts or agreements (other than management contracts) with leasing agents or brokers for any Property, the Mortgagor shall notify Lender within ten (10) days after such action.

3.18 Furnishing Notices. Borrowers shall deliver to Lender and Correspondent copies of all material notices received or given by a Borrower (or its agents or representatives) in connection with a Property.

3.19 Indemnification. Borrowers shall indemnify, defend and hold Lender, Correspondent and their officers, directors, employees, shareholders, advisers, and agents (collectively, “Indemnified Parties”) harmless from and against all claims, injury, damage, loss, costs (including reasonable attorney fees and costs) and liability of any and every kind incurred by Indemnified Parties by reason of (i) the operation or maintenance of each Property or any construction at a Property until such time as the Property is transferred by foreclosure, deed in lieu of foreclosure or other acquisition of the Property; (ii) the payment of any brokerage commissions or fees of any kind incurred by Borrowers with respect to the Application/Commitment or the Loan, and for any reasonable legal fees or expenses incurred by Lender in connection with any claims for such commissions or fees; (iii) any other action or inaction by, or matter which is the responsibility of, Borrowers; and (iv) the breach of any representation or warranty or failure to fulfill any of Borrowers’ obligations under this Agreement or any other Loan Document. The foregoing indemnity shall include the cost of all alterations, repairs and replacements to any Property (including, without limitation, architectural, engineering, legal and accounting costs), and all fines, fees and penalties, and all legal and other expenses (including reasonable attorney fees), incurred in connection with any Property being in violation of Building Laws until such time as the Property is transferred by foreclosure, deed in lieu of foreclosure or other acquisition of the Property, and for the cost of collection of the sums due under this indemnity. If Lender shall become the owner of or acquire an interest in or rights to a Property by foreclosure or deed in lieu of foreclosure of one or more of the Mortgages or by other means, the foregoing indemnification obligation shall survive such foreclosure or deed in lieu of foreclosure or other acquisition of the Property with respect to matters arising prior to such event, unless Lender’s own negligent or bad faith acts or omissions cause what would otherwise be considered an indemnification obligation by Borrowers and/or Indemnitor.

3.20 Organizational Documents. Without the prior written consent of Lender, not to be unreasonably withheld, the LLC Borrowers shall not permit or suffer any amendment or modification of their member control agreements or operating agreements, except as permitted pursuant to Section 6.3.

3.21 Publicity. During the term of the Loan, each party to this Agreement may issue or publish releases or announcements stating that the financing for each Property is being provided by Lender to Borrowers subject to the consent of the other party hereto, which shall not be unreasonably withheld.

3.22 Access to Leased Premises and Right to Cure Defaults Under Reciprocal Easement Agreements. In the event of a material default by a Mortgagor under a Reciprocal Easement Agreement, Mortgagors agree that Lender shall have the right (but not the obligation), to cure or cause the cure of such default and, in the event the cure of such default by its nature requires that Lender enter upon and/or take possession of the Property, Mortgagors hereby agree that Lender may, and Mortgagors hereby grant Lender the right to, enter in and upon and take exclusive possession of the Property for the purpose of curing such default; provided, however, Lender shall not be entitled to exercise its rights under this Section until the expiration of applicable grace periods under such agreements, so long as Lender shall be afforded an independent cure right and grace period under such agreements. Any costs incurred by Lender in curing such default shall constitute additional indebtedness evidenced by the Note and secured by the Mortgages and other Loan Documents, and, if not paid by Borrowers upon demand, shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.

3.23 Lender’s Attorney Fees and Expenses. If at any time hereafter prior to repayment of the Loan in full, Lender reasonably employs counsel for advice or other representation (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted and, if such suit is filed or legal proceedings instituted, through all administrative, trial, and appellate levels) with respect to the Loan, any Property or any part thereof, this Agreement or any of the Loan Documents, including any proposed or actual restructuring of the Loan, or to protect, collect, lease, sell, take possession of, or liquidate any Property, or to attempt to enforce any security interest or lien on any Property, or to enforce any rights of Lender or any of Borrowers’ obligations hereunder or those of any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or any other agreement, instrument or document heretofore or hereafter delivered to Lender by or for the benefit of Borrowers, or to analyze and respond to any request for consent or approval made by Borrowers, then, in any such event, all of the reasonable attorney fees and expenses arising from such services, and all expenses, costs and charges relating thereto, shall, if not paid by Borrowers upon demand, bear interest from the date expended at the Default Rate and shall be paid by Borrowers on demand and if Borrowers fail to pay such fees, costs and expenses payment thereof by Lender shall be deemed to constitute disbursement of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note) and shall constitute additional indebtedness of Borrowers to Lender, payable on demand and secured by the Mortgages and other Loan Documents.

3.24 Loan Expenses. Borrowers agree to pay all expenses reasonably incurred to close the Loan, including all amounts payable pursuant to the Application/Commitment, and also including all recording charges, title insurance charges, costs of surveys, costs for certified copies of instruments, escrow charges, fees, expenses and charges of architectural/engineering consultants of Lender, and all costs and expenses incurred by Lender in connection the closing (excepting fees and expenses of Lender’s attorneys). All such expenses, charges, costs and fees shall be the Borrowers’ obligation regardless of whether the Loan is disbursed in whole or in part unless such failure to disburse is due to Lender’s wrongful failure to disburse hereunder. Borrowers shall pay on demand expenses incurred by Lender in connection with any modification of any of the terms of the Loan.

3.25 Loan Fees. Borrowers have paid the loan fees (“Loan Fees”) as are set forth in the Application/Commitment, subject to the terms and conditions set forth therein.

3.26 No Additional Debt. Borrowers shall not, without the prior written consent of Lender, incur any indebtedness (whether personal or nonrecourse, secured or unsecured) in connection with any Property, other than customary payables paid within sixty (60) days after they are incurred.

4. REPRESENTATIONS AND WARRANTIES. To induce Lender to execute this Agreement and perform the obligations of Lender hereunder, Borrowers hereby represent and warrant to Lender as follows:

4.1 Title. On the Loan Opening Date, Mortgagors have good and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions.

4.2 No Litigation. Except for claims fully covered by insurance, where the insurance company is defending such claims and such defense is not being provided under a reservation of rights, and except as disclosed in writing to Lender prior to the date hereof, to Borrowers’ knowledge, there is no pending litigation or unsatisfied judgment entered of record against Borrowers, Indemnitor or any Property. To Borrowers’ knowledge, no litigation or proceedings are pending or are threatened against any Affiliated Party (i) which might materially affect the validity or priority of the lien of the Mortgages, (ii) which might materially affect the ability of Borrowers or Indemnitor to perform their respective obligations pursuant to and as contemplated by the terms and provisions of this Agreement and the other Loan Documents, or (iii) which could materially affect the operations or financial condition of any Property, any Borrower or any Affiliated Party.

4.3 Due Authorization. The execution and delivery of the Loan Documents and all other documents executed or delivered by or on behalf of Borrowers and pertaining to the Loan have been duly authorized or approved by Borrowers and, when executed and delivered by Borrowers or when caused to be executed and delivered on behalf of Borrowers, will constitute the legal, valid and binding obligations of the obligor thereon, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights, and the payment or performance thereof is not now subject to any offsets, claims or defenses of any kind or nature whatsoever.

4.4 Breach of Laws or Agreements. Except with respect to the Borrowers’ existing financing arrangements with Key Bank, the execution, delivery and performance of this Agreement and the other Loan Documents have not constituted (and will not, upon the giving of notice or lapse of time or both, constitute) a breach or default under any other agreement to which any Borrower or Indemnitor is a party or may be bound or affected, or a violation of any Law which may affect any Property, any part thereof, any interest therein, or the use thereof, or any Borrower or Indemnitor.

4.5 Leases. Mortgagors and their agents have not entered into any leases or other arrangements for occupancy of space within any Property other than leases shown on the most recent rent roll furnished to Lender (the “Rent Roll”) or entered into in accordance with the requirements of this Agreement. To Mortgagors’ knowledge, all leases disclosed on the Rent Roll are in full force and effect, and there are no existing defaults by Mortgagor or, to the knowledge of Mortgagors, any tenant thereunder other than as disclosed in writing to Lender.

4.6 Condemnation. (i) No condemnation of any portion of any Property, (ii) no condemnation or relocation of any roadways abutting any Property, and (iii) no denial of access to any Property from any point of access to the Property, has commenced or, to Borrowers’ knowledge, is contemplated by any Governmental Authority.

4.7 Condition of Improvements. To the best of Borrowers’ knowledge, and except as disclosed in the engineering reports provided to Lender (the “Engineering Reports”), the foundations and structure of the Improvements are structurally sound and the various mechanical systems have adequate capacities and are in good working condition and the Improvements are in substantial compliance with all applicable Building Laws. Borrowers have no knowledge of required capital expenditures or deferred maintenance other than those that would normally be expected for a building of similar age and type or as specified in the Engineering Reports. No notice of violation of any Building Law has been received by Borrowers.

4.8 Information Correct. All financial statements of Borrowers or Indemnitor furnished to Lender or Correspondent fairly present the financial condition of such persons or entities and were prepared in accordance with a method of preparation consistently applied. All property condition reports, including engineering, environmental and seismic, previously furnished by Mortgagors to Lender in connection with the Loan are true, complete and correct copies of such reports. Neither Borrowers nor Indemnitor have misrepresented any material fact of which they have knowledge (or made a representation that, by a failure to disclose a material fact of which they have knowledge, is materially misleading) relating to: (i) the condition, use or operation of any Property, (ii) the status or any material condition of any tenant or lease at any Property known to it, (iii) any Borrower, (iv) Indemnitor, or (v) the litigation disclosure provided by Borrowers and Indemnitor, except as disclosed in writing to Lender prior to the date hereof.

4.9 Material Adverse Change. Except as disclosed to Lender prior to the date hereof, no material adverse change in the operations or financial condition of Borrowers or Indemnitor has occurred since the respective effective dates of their financial statements previously submitted to Lender or Correspondent, and to the Mortgagors’ knowledge, no material adverse change in the condition (physical or otherwise) of any Property has occurred since the date of the Application/Commitment.

4.10 Solvency. None of the Borrowers nor Indemnitor is (a) currently insolvent on a balance sheet basis, or (b) currently unable to pay its debts as they come due; and no voluntary bankruptcy or receivership proceedings are contemplated or pending as to any of them.

4.11 Zoning. Except as set forth in the third party reports delivered to Lender, Borrowers have not received any notification of violations of (i) any Law (including subdivision, zoning, building, environmental protection and wetlands protection Laws), or (ii) any restrictions of record, or any agreement affecting any Property or any part thereof. Without limiting the generality of the foregoing, all consents, licenses and permits and all other authorizations or approvals (collectively, “Governmental Approvals”) relating to the use and operation of any Property have been materially complied with.

4.12 Utilities. To Borrower’s knowledge, the Property has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of appropriate access between the Property and public highways.

4.13 Brokerage Fees. No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan disbursed hereunder as a result of any action by Borrowers, other than fees shown on the closing statement executed by Borrowers and Lender.

4.14 Encroachments. To Borrowers’ knowledge, except as set forth in the surveys or title commitments delivered to Lender, no building or other improvement in any Property encroaches upon any building line, setback line, side yard line, or any recorded or visible easement (or other easement of which Borrowers have knowledge of with respect to any Property).

4.15 Separate Parcel. To Borrowers’ knowledge, and except as otherwise disclosed to Lender, each Property is taxed separately without regard to any other property, and for all purposes each Property may be mortgaged, conveyed, and otherwise dealt with as an independent parcel.

4.16 ERISA. The assets of Borrowers are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code. The transactions contemplated by this Agreement by or with Borrowers are not in violation of state statutes regulating investments of and fiduciary obligations with respect to “governmental plans”, as defined in Section 3(32) of ERISA.

4.17 Executive Order and Patriot Act. None of the Borrowers nor Indemnitor, nor, to the Borrowers’ knowledge, any entity or person owning an interest in or being an investor or otherwise, in any Borrower or Indemnitor nor their respective constituents or affiliates are in violation of any laws relating to terrorism or money laundering, including the Executive Order and Patriot Act as defined in Section 1 hereof.

4.18 No Default. No Default or Event of Default has occurred and is continuing.

4.19 Trade Name; Principal Place of Business. Borrowers use no trade name other than their actual name set forth herein. The principal place of business of Borrowers are the states where the respective Property is located.

4.20 FIRPTA. None of the Borrowers is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

4.21 RICO. None of the Borrowers have been charged with nor, to its knowledge, is it under investigation for, possible violations of the Racketeer Influenced and Corrupt Organizations Act, the Continuing Criminal Enterprise Act, the Controlled Substance Act of 1978, or similar laws providing for the possible forfeiture of any of its respective assets or properties.

5.	CASUALTY AND CONDEMNATION.

5.1 Lender’s Right to Settle Claims; Election to Apply Insurance and Condemnation Proceeds to Indebtedness. (a) Except as otherwise provided in this Section 5.1, in the event of any loss or damage to any portion of any Property due to fire or other casualty, or any taking of any portion of any Property by condemnation or under power of eminent domain, Lender shall have the right, but not the obligation, to settle insurance claims and condemnation claims or awards.

(b) If (i) the loss or damage is less than the lesser of $300,000.00 or one percent (1%) of the original Loan Amount, or (ii) Lender elects not to settle such claim or award, then Mortgagor shall have the right to settle such claim or award without the consent of Lender; provided that (iii) Mortgagor use the proceeds of any claim to rebuild or restore the Property substantially to its condition prior to the casualty, (iv) Mortgagor provides Lender notice of casualty, and (v) local building and zoning laws allow the Property to be rebuilt substantially to the condition prior to the casualty. Failure to use the insurance proceeds received directly from the insurance company to rebuild and restore shall constitute an Event of Default and shall be a Recourse Event as defined in Section 9.18.

(c) Notwithstanding the foregoing, provided that the conditions set forth in (b) above are satisfied, Mortgagor shall have the right as long as each of the following (i) through (vi) is satisfied, to settle claims or awards for more than the lesser of $300,000.00 or one percent (1%) of the original Loan Amount, as discussed above, provided that Lender shall have the right to settle any claim or award that Mortgagor has not settled on or before one hundred twenty (120) days after the date of such loss or prior to the date of such taking. If (i) no Event of Default exists under this Agreement, the Note or the other Loan Documents; (ii) no monetary Event of Default has occurred during the preceding twelve (12) months; (iii) the proceeds received by Lender, together with any additional funds deposited with Lender by Borrowers, are sufficient, in Lender’s reasonable discretion, either to restore the Property substantially to its condition before the casualty or to remedy the condemnation; (iv) the Loan-to-value ratio of all of the Properties on completion of the restoration will be seventy percent (70%) or less, as determined by an Appraisal (unless the amount of proceeds is less than three percent (3%) of the original Loan Amount); (v) a loss of no more than twenty percent (20%) of the commercial tenant rental income from the Property will result through commercial tenants exercising rights to terminate their leases as a result of the casualty or condemnation; and (vi) Mortgagor complies with all conditions set forth in Section 5.2 of this Agreement, Mortgagor shall be entitled to use the insurance or condemnation proceeds to rebuild the Property or to remedy the effect of the condemnation, as the case may be. The Appraisal required pursuant to the foregoing provision shall be at Borrowers’ expense and Borrowers are required to provide proof of such payment to Lender and Correspondent. In all other cases, Lender shall have the right (but not the obligation) to collect, retain and apply to the indebtedness of Borrowers under this Agreement and the other Loan Documents all insurance and condemnation proceeds (after deduction of all expense of collection and settlement, including reasonable attorney and adjusters’ fees and expenses). Any proceeds remaining after application to the indebtedness of Borrowers under this Agreement and the other Loan Documents shall be paid by Lender to Borrowers or the party then entitled thereto.

5.2 Mortgagors’ Obligation to Rebuild and Use of Proceeds Therefor. If Lender does not elect to or is not entitled to apply fire or casualty insurance proceeds to the indebtedness and if Mortgagor is not entitled to settle such claims, all as provided under Section 5.1 of this Agreement, Lender shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all expenses of collection and settlement, including reasonable attorney and adjusters’ fees and expenses, to release the same to the applicable Mortgagor periodically, provided that such Mortgagor shall:

(a) Expeditiously repair and restore all damage to the portion of the Property in question resulting from such fire or other casualty, including completion of the construction if such fire or other casualty shall have occurred prior to completion, so that the Property will be completed substantially in accordance with the plans and specifications therefor; and

(b) If the proceeds of fire or casualty insurance are, in Lender’s sole judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Property, then Mortgagor shall promptly deposit with Lender the amount of such deficiency.

Any request by a Mortgagor for a disbursement by Lender of fire or casualty insurance proceeds and funds deposited by Mortgagor pursuant to this Section 5.2 and the disbursement thereof shall be conditioned upon Mortgagor’s compliance with and satisfaction of the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the Property, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.

6. ASSIGNMENTS.

6.1 Lender’s Right to Assign. Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder, including the Note, Mortgages, and any other Loan Documents. Lender shall have the right to hire, at its sole expense, outside firms it deems necessary to assist with the servicing, administration and monitoring of the Loan. Borrowers hereby agree that all of the rights and remedies of Lender in connection with the interest so assigned shall be enforceable against Borrowers by such assignee with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment. Borrowers agree that Lender shall have the right to sell participations in the Loan or to include the Note in a securitized pool of indebtedness without the consent of Borrowers.

6.2 Prohibition of Assignments by Borrowers. Subject to Section 6.3, Borrowers shall not assign or attempt to assign their rights under this Agreement. Subject to Sections 6.3, 6.4, 6.5 and 6.6, Borrowers will not suffer or permit any of their interests or rights in any Property to be assigned, sold, pledged, encumbered, transferred, hypothecated or otherwise disposed of until the provisions of this Agreement have been fully complied with and the Loan and all other sums evidenced by the Note and/or secured by the Mortgages and other Loan Documents have been repaid in full.

6.3 Transfers of Interests in Borrowers and Indemnitor.

(a) Subject to Sections 6.3(b), (c) and (d), any sale, conveyance, transfer or other vesting of any direct or indirect interest in any Borrower or Indemnitor or any change of direct or indirect control or management of any Borrower or Indemnitor or any conveyance, transfer, encumbrance of or granting of any security interest in any Property or any Borrower or Indemnitor (any of the foregoing, a “Transfer”), if such Transfer occurs without Lender’s written consent (which Lender may withhold at its sole discretion), shall constitute an Event of Default under the Loan Documents. In connection with any such Transfer approved by Lender in its sole discretion, Lender may require, among other things, certain persons or entities to enter into an indemnity agreement in the form of the Indemnity Agreement. Borrowers shall pay Lender’s out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the review and documentation of any proposed Transfer pursuant to Section 6.3(a), (b), (c) or (d) whether or not the Transfer is approved by Lender or actually consummated.

(b) Notwithstanding anything to the contrary contained in Section 6.2 or Section 6.3(a), the term “transfer” (and similar terms) will not be deemed to include transfers of limited partnership interests or other non-controlling, direct or indirect interests in Borrowers or Indemnitor. Nor shall “transfers” (or similar terms) be deemed to include direct or indirect transfers of the controlling interest in Borrowers or Indemnitor, so long as such transfer does not change the present direct or indirect control or management of Borrower or Indemnitor. The Borrowers shall pay Lender’s out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the review and documentation of any proposed transfer under the previous sentence of this Section 6.3(b) whether or not the transfer is approved by Lender or actually consummated. Any such transfer under the preceding sentence of this Section 6.3(b) shall only be effective if the Borrowers deliver (i) notice of the proposed transfer and all information related thereto at least ten (10) business days prior to the proposed transfer date, including evidence (including applicable organizational documents and financial statements required above) reasonably satisfactory to Lender that the required conditions to the applicable transfer will be satisfied and (ii) copies of any and all documents evidencing any such transfer to Lender not later than fifteen (15) days after the occurrence of such transfer, including evidence reasonably satisfactory to Lender that the required conditions to the applicable transfer have been satisfied (such evidence shall be deemed reasonably satisfactory if Lender does not give notice to Borrowers, within ten (10) business days after receipt thereof, of Lender’s reasons for disputing the adequacy of such evidence).

(c) Notwithstanding (a) and (b) above, there are no restrictions on the shareholders of First Potomac Realty Trust trading their shares.

6.4 Substitution of Property. The Borrowers shall have the right from time to time during the term of the Loan to substitute (“Substitution”) a replacement property (the “Substitute Property”) for any Property as collateral for the Loan provided that each of the following conditions has been satisfied with respect to each proposed substitution:

(a) the substitute Borrower shall be an Affiliated Party of the existing Borrowers.

(b) There shall exist no Event of Default or condition which with the giving of notice of the passage of time or both could constitute an Event of Default at the time of any request for a Substitution or at the time the relevant Substitution is completed.

(c) With the exception of the Plaza 500 Property, no more than 50% of the collateral (based upon dollars advanced) may be Substituted in any one year.

(d) The Borrower must give Lender no less than 60 days written notice of its intent to seek a Substitution.

(e) The Property to be substituted for one of the existing Properties shall (i) satisfy Lender’s then standard underwriting criteria and all the requirements laid out herein including, without limitation, appraisals, seismic reports, engineering reports, environmental reports, title, survey, zoning, land-use requirements and other due diligence issues; (ii) have a debt service coverage ratio of no less than 1.50X and a loan-to-value of no greater than 65%. Both the debt service coverage and loan-to-value will be based upon Lender’s calculation, which shall be based on Lender’s standard criteria applied as outlined on Exhibit G attached hereto; and (iii) be of similar or better quality, functionality and age of the Property being substituted and currently securing the Loan, all determined by Lender in its sole discretion.

(f) Borrower shall have executed and delivered to Lender deeds of trust or mortgages on the Substitute Property, together with an assignment of leases and rents, an environmental indemnity and such other documents as may be required relating to the Substitute Property. The Borrower shall also execute and deliver new deeds of trust or amendments or modifications to the current Loan Documents for the seven Loans as may be necessary to fully encumber the Substitute Property as collateral for the Loans and to cross-collateralize and cross-default the new deeds of trust and the Substitute Property with the current Loan Documents and other current Properties.

(g) At the time it submits any written request for a Substitution hereunder, the Borrower shall pay to PPM Finance a Substitution Fee in the amount of Ten Thousand Dollars ($10,000) with respect to each of the first five requests for a Substitution that occur and a Substitution Fee of Twenty Thousand Dollars ($20,000) with respect to each request thereafter. Such fee shall be non-refundable regardless of whether the requested Substitution is consummated.

(h) Fee simple title in the Substitute Property must be vested in the Substitute Borrower. Borrower shall provide all items listed in Section 3 of the Application/Commitment for the Substitute Property. This includes an ALTA Lender’s Policy of Title Insurance as outlined in Section 3.2 of the Application, as well as endorsements to the existing title policies held by Lender in connection with the other Properties and the seven Loans as Lender may deem reasonably necessary.

(i) In addition to the Substitution Fee, Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any Substitution, including without limitation, all legal fees, title charges, accounting and appraisal fees, whether or not the Substitution is consummated.

6.5 Limited Right to Release of Lien. Provided that each of the following conditions has been satisfied, the Mortgagors shall have the right from time to time to cause the release of a Property from the lien of a Mortgage:

(a) The Mortgagor owning the Property proposed for release (the “Release Property”) shall have provided Lender not less than thirty (30) days’ prior written notice of the proposed release (the “Release Notice”) which notice must describe the Release Property. The Release Property must be under contract for sale to an arms-length third party purchaser.

(b) On or before the date of the release of the Release Property, the Borrowers shall have paid to Lender an amount equal to the sum of (i) an amount equal to the product of (a) the outstanding principal balance of the Loan as of the date of the release, multiplied by (b) the Allocated Loan Percentage of the Release Property multiplied by (c) one hundred ten percent (110%), plus (ii) the prepayment premium set forth in the Note with respect to the prepayment described in immediately preceding clause (i), plus (iii) all accrued and unpaid interest payable under the Loan with respect to the amounts described in immediately preceding clause (i), plus (iv) all other sums then due and payable under the Loan Documents.

(c) No Event of Default shall exist under any of the Loan Documents on either the date the Release Notice is delivered or on the date of the release of the Release Property.

(d) On or before the date of the release, the Borrowers shall have paid to Lender all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the release, whether or not the release is approved by Lender or actually consummated, including, but not limited to, reasonable attorneys’ fees in connection with such release and Lender’s determination as to whether the foregoing conditions have been satisfied.

(e) Borrowers agree to amend Exhibits A, B and C to this Agreement in a manner reasonably satisfactory to Lender to: (i) delete the Release Property therefrom, (ii) revise the Allocated Loan Percentage for each of the remaining Properties so that the Allocated Loan Percentage with respect to each remaining Property is equal to the ratio, expressed as a percentage, of (a) the Allocated Loan Percentage of such Property immediately prior to the release, divided by (b) the difference between one hundred percent (100%) and the Allocated Loan Percentage of the Release Property, and (iii) revise the Allocated Loan Amount for each remaining Property to equal the then current Loan balance multiplied by the applicable Allocated Loan Percentage.

6.6 One-Time Transfer. (a) Notwithstanding anything to the contrary contained herein, Borrowers shall have the one-time right to transfer all Properties as a group, if the Loan is not in default, if Lender approves the proposed transferee’s ownership structure, financial strength, creditworthiness and management capabilities (which approval shall not be unreasonably withheld) and if Borrowers comply with the following requirements.

(b) The transferee must assume all of Borrowers’ liabilities and obligations under the terms of the Loan Documents, and the transferee (or other indemnitor reasonably approved by Lender) must assume Indemnitor’s liabilities and obligations under the Indemnification Agreement and under the Environmental Indemnity Agreement.

(c) The Borrowers and Indemnitor shall not remain liable for any liabilities and obligations described in the Loan Documents first occurring after such transfer, however, Borrowers and Indemnitor shall remain liable for any liabilities and obligations in the Loan Documents first occurring prior to such transfer.

(d) Such a transfer will be conditioned on the payment of an assumption fee of one percent (1%) of the then outstanding principal balance.

(e) Lender shall not be obligated to entertain any request from a proposed buyer for the modification of the Loan Documents.

(f) Any such transfer under this Section 6.6 shall only be effective if the Borrowers deliver (i) notice of the proposed transfer and all information related thereto at least thirty (30) days prior to the proposed transfer date, including evidence reasonably satisfactory to Lender that the conditions to the applicable sale, conveyance, transfer or other vesting set forth in this Section 6.6 will be satisfied.

(g) Borrowers will be responsible to reimburse Lender for all reasonable expenses incurred in the Assignment, including legal fees and expenses.

6.7 Successors and Assigns. Subject to the foregoing restrictions on transfer and assignment contained in this Section 6, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

7. EVENTS OF DEFAULT.

7.1 The occurrence of any one or more of the following shall constitute an “Event of Default,” as such term is used herein:

(a) If Borrowers fail to pay principal or interest under the Note when due; however, Lender agrees not to accelerate the Loan if payment of all amounts in default is received within five (5) business days of when due.

(b) If any Borrower defaults in the performance of any of its non-monetary covenants, agreements and obligations under this Agreement and fails to cure such default within thirty (30) days after written notice thereof from Lender provided, however, that if such default is reasonably susceptible of cure, but cannot be cured within such thirty (30) day period, then so long as Borrower promptly commences cure and thereafter diligently pursues such cure to completion, the cure period shall be extended for an additional thirty (30) days, within which Borrower may complete such cure;

(c) If at any time or times hereafter any representation or warranty (including the representations and warranties of any Borrower set forth in any Loan Document), statement, report or certificate furnished by Borrowers to Lender in connection with the Loan is not true and correct in any material respect;

(d) If any petition is filed by or against any Borrower or any Affiliated Party under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing (and, in the case of involuntary proceedings, failure to cause the same to be vacated, stayed or set aside within thirty (30) days after filing);

(e) If any assignment, pledge, encumbrance, transfer, hypothecation or other disposition is made in material violation of Section 6.2 or Section 6.3 of this Agreement;

(f) If any Borrower or Indemnitor shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which the maximum liability of such Borrower, Indemnitor or such general partner does not exceed twenty-five percent (25%) of their respective assets) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto; or

(g) If a default occurs under any of the Loan Documents and continues beyond the applicable grace period, if any, contained therein.

8. REMEDIES.

8.1 Remedies Conferred Upon Lender. Upon the occurrence and continuation of any Event of Default, including, without limitation, the filing, by any Borrower, of a voluntary petition under Chapter 11 of the Bankruptcy Code, Lender shall have the right (but not the obligation) to pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that all such remedies shall be cumulative and that no such remedy shall be to the exclusion of any other:

(a) Declare the Note to be immediately due and payable;

(b) Use and apply any monies deposited by Borrowers with Lender, including amounts in the Escrow Account, regardless of the purpose for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and

(c) Exercise or pursue any other right or remedy permitted under this Agreement or any of the Loan Documents or conferred upon or available to Lender at law or in equity or otherwise.

8.2 Non-Waiver of Remedies. No waiver of any breach or default hereunder shall constitute or be construed as a waiver by Lender of any subsequent breach or default or of any breach or default of any other provision of this Agreement.

8.3 Cash Collateral Account. Upon the occurrence and continuation of an Event of Default, Mortgagors shall deposit all revenues from the operation of each Property into an account held by and pledged to Lender (“Cash Collateral Account”). Lender shall not pay interest on any amounts held on deposit in the Cash Collateral Account, unless required to do so under applicable law. Mortgagors shall execute such documents as Lender, in its sole discretion, deems necessary to perfect its interest in the Cash Collateral Account.

9. GENERAL PROVISIONS.

9.1 Captions. The captions and headings of various Articles and Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way, the scope or intent of the provisions hereof.

9.2 Merger. This Agreement, the Application/Commitment and the Loan Documents and instruments delivered in connection herewith, as may be amended from time to time in writing, constitute the entire agreement of the parties with respect to the Property and the Loan, and all prior discussions, negotiations and document drafts are merged herein and therein. If there are any inconsistencies between the Application/Commitment and this Agreement or the Loan Documents, the terms contained in this Agreement and the other Loan Documents shall prevail. Neither Lender nor any employee of Lender has made or is authorized to make any representation or agreement upon which Borrowers may rely unless such matter is made for the benefit of Borrowers and is in writing signed by an authorized officer of Lender. Borrowers agree that they have not and will not rely on any custom or practice of Lender, or on any course of dealing with Lender, in connection with the Loan unless such matters are set forth in this Agreement or the Loan Documents or in an instrument made for the benefit of Borrowers and in a writing signed by an authorized officer of Lender.

9.3 Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing, addressed as follows and shall be deemed to have been properly given if hand delivered, if sent by reputable overnight courier (effective the business day following delivery to such courier) or if mailed (effective three (3) business days after mailing) by United States registered or certified mail, postage prepaid, return receipt requested:

If to Borrowers:	c/o First Potomac Realty Investment Limited Partnership 7200 Wisconsin Avenue, 11th Floor Bethesda, Maryland 20814 Attn: Jeff Harris

with a copy to:	Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 St. Louis, MO 63102 Attn: David W. Braswell

If to Lender:	Jackson National Life Insurance Company c/o PPM Finance, Inc. 225 West Wacker Drive, Suite 1200 Chicago, Illinois 60606 Attn: Director, Loan Servicing

AND SEPARATELY TO:	Jackson National Life Insurance Company c/o PPM Finance, Inc. 225 West Wacker Drive, Suite 1200 Chicago, Illinois 60606 Attn: Director, Administration

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Notices given in any other fashion shall be deemed effective only upon receipt.

9.4 Modification; Waiver. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. Lender reserves the right to charge an administrative fee for any such modification, waiver, amendment, discharge, or change of this Agreement.

9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAWS (AS OPPOSED TO THE LAWS OF CONFLICTS) OF THE STATE OF ILLINOIS.

9.6 Acquiescence Not to Constitute Waiver of Lender’s Requirements. Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender.

9.7 Disclaimer by Lender. (a) This Agreement is made for the sole benefit of Borrowers and Lender (and Lender’s successors and assigns and participants, if any), and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any third parties against any Borrower or others or against any Property. Borrowers are not and shall not be an agent of Lender for any purposes. Except as expressly set forth in the Loan Documents, Lender is not and shall not be an agent of Borrowers for any purposes. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrowers or any fiduciary of Borrowers.

(b) Any review, investigation or inspection conducted by Lender, any architectural or engineering consultants retained by Lender or any agent or representative of Lender in order to verify independently Borrowers’ satisfaction of any conditions precedent to the disbursement of the Loan, Borrowers’ performance of any of the covenants, agreements and obligations of Borrowers under this Agreement, or the truth of any representations and warranties made by Borrowers hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect, or constitute a waiver by Lender of, (i) any of Borrowers’ representations and warranties under this Agreement or Lender’s reliance thereon, or (ii) Lender’s reliance upon any certifications required under this Agreement or any other facts, information or reports furnished Lender by Borrowers hereunder.

(c) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender.

9.8 Right of Lender to Make Advances to Cure Borrowers’ Defaults. If any Borrower shall fail to perform in a timely fashion any of its covenants, agreements or obligations contained in this Agreement or the Loan Documents within any applicable notice and cure periods, Lender may (but shall not be required to) perform any of such covenants, agreements and obligations. Any funds advanced by Lender in the exercise of its judgment that the same are needed to protect its security for the Loan are deemed to be obligatory advances hereunder and any amounts expended (whether by disbursement of undisbursed Loan proceeds or otherwise) by Lender in so doing, shall constitute additional indebtedness evidenced and secured by the Note, the Mortgages and the other Loan Documents, shall, if not paid by Borrowers when due, bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.

9.9 Definitions Include Amendments. Definitions contained in this Agreement which identify documents, including the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of the Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

9.10 Time Is of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.12 Waiver of Consequential Damages. In no event shall Lender be liable to Borrowers for consequential damages, whatever the nature of a breach by Lender of its obligations under this Agreement, or any of the Loan Documents, and Borrowers for themselves and all Affiliated Parties hereby waives all claims for consequential damages to the maximum extent permitted by law.

9.13 Claims Against Lender. Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of a Borrower shall have been given to Lender within thirty (30) days after Borrower first had knowledge of, or reasonably should have had knowledge of, the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. If it is determined in any proceedings that Lender has improperly failed to grant its consent or approval, where such consent or approval is required by this Agreement or any other Loan Documents, Borrowers’ sole remedy shall be to obtain declaratory relief determining such withholding to have been improper, and for itself and all Affiliated Parties, Borrowers hereby waive all claims for damages or set-off against Lender resulting from any withholding of consent or approval by Lender.

9.14 Jurisdiction and Venue. With respect to any suit, action or proceedings relating to this Agreement, any Property, or any of the other Loan Documents (“Proceedings”) each party irrevocably (i) submits to the non-exclusive jurisdiction of (A) the state and federal courts located in the State where the applicable Property is located, (B) the federal court for the Northern District of Illinois and (C) the Circuit Court of Cook County, Illinois, and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement shall preclude either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

9.15 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws. However, if any provision or provisions, or if any portion of any provision or provisions, in this Agreement is found by a court of law to be in violation of any applicable Law, and if such court declares such portion, provision, or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision, or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable portion, provision, or provisions were not contained herein, and that the rights, obligations, and interests of Borrowers and Lender under the remainder of this Agreement shall continue in full force and effect.

9.16 Incorporation of Recitals. The Recitals set forth herein and the Exhibits attached hereto are incorporated herein and expressly made a part hereof.

9.17 WAIVER OF JURY TRIAL. BORROWERS AND LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.18 Limitation of Liability. Subject to the provisions of this Section 9.18, the Loan shall be non-recourse to the Borrowers. Notwithstanding the foregoing, Borrowers, and if any Borrower is a partnership, its general partners, shall be liable for and shall indemnify and defend Lender against, and hold Lender harmless from and against Lender’s costs, expenses (including reasonable attorney fees), losses and damages caused by or related to any of the following “Recourse Events” committed by any Borrower or their employees (if any): (i) waste committed or permitted by any Maker, or from a failure to maintain the condition of the Property in good condition consistent with past practice; (ii) fraud or material misrepresentation by any Maker; (iii) failure to pay, unless separately escrowed for, insurance premiums, taxes, assessments, ground rent or any other lienable impositions as required under the Loan Documents, failure to pay the Prevailing Deductible (see Exhibit F to Loan Agreement) toward restoration of the Property, or failure to apply insurance proceeds that are not deposited with Noteholder to the restoration of the Property or misapplication of insurance proceeds; (iv) misapplication of tenant security deposits or condemnation proceeds; (v) failure while in monetary default to pay to Noteholder all rents, income and profits, net of reasonable and customary operating expenses; (vi) breach of, or failure to perform under the environmental representations, warranties, covenants and indemnifications in the Loan Agreement or a default under the Environmental Indemnity; (vii) destruction or removal of fixtures or personal property securing the Loan from the Property, unless replaced by items of at least equal value; (viii) terminating, settling, amending or entering into a lease of the Property in violation of the Loan Documents; (ix) failure of the Property to comply with the Americans with Disabilities Act of 1990, as amended, the Fair Housing Act of 1988, as amended, or any other similar building codes or laws after any State or Federal regulatory agency having jurisdiction over such matters has notified any Maker, its agents, employees and/or contractors of such noncompliance; and (x) breaches of representations or covenants contained in the Loan Documents relating to compliance with terrorism or money laundering laws, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and Public Law 107-56, known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”); (xi) failure to pay to Noteholder any rent, income or profits which have been prepaid more than thirty (30) days in advance; (xii) willful or grossly negligent violation of applicable law; and (xiii) failure of Makers to pay all amounts payable under this Note in full, together with reasonable attorney fees, if Makers transfer or encumber the Property in contravention of the Loan Documents, or if any Maker files a voluntary petition under Chapter 11 of the Bankruptcy Code prior to the one-year anniversary of the transfer of title to the Maker’s property to Noteholder by foreclosure of deed or other conveyance in lieu of foreclosure or otherwise.

Nothing contained herein shall be construed to prevent Lender from exercising any remedy allowed by Law or by the terms of this Agreement or any other Loan Document which does not result in an obligation by Borrowers or, if any Borrower is a general partnership, any of its general partners, to pay money.

9.19 Secondary Financing . No secondary financing on any Property shall be permitted without the prior written consent of Lender, which consent may be withheld in the sole discretion of Lender.

9.20 Cross-Default. An Event of Default under any of the Loan Documents shall, at Lender’s election, constitute an Event of Default under all of the Loan Documents.

9.21 Joint and Several. All obligations of the Borrowers hereunder shall be joint and several. Words in the singular shall be held and constituted to include the plural, and vice versa, unless the context requires otherwise.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first set forth above.

BORROWERS:

RUMSEY FIRST LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

SNOWDEN FIRST LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

GTC II FIRST LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

NORFOLK FIRST LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

BREN MAR, LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

PLAZA 500, LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

VAN BUREN, LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

LENDER:

JACKSON NATIONAL LIFE INSURANCE COMPANY

(a Michigan Corporation)

By:	PPM Finance, Inc., its authorized agent
By: Name:
Title:

EXHIBIT A

DESCRIPTIONS OF LAND

EXHIBIT B

BUILDING LIST

			NO. OF
PROPERTY	LOCATION	S.F.	BUILDINGS	PARKING

Rumsey Center	Columbia, MD	134,654	4	319

Snowden Center	Columbia, MD	140,438	4	407

Greenbrier Tech Center II	Chesapeake, VA	78,736	1	248

Norfolk Business Center	Norfolk, VA	90,962	1	307

Alexandria Corp. Park	Alexandria, VA	278,130	1	850

Van Buren Office Park	Herndon, VA	107,192	5	440

Plaza 500	Alexandria, VA	506,725	1	2,000

Exhibit B to
Loan Agreement

EXHIBIT C

ALLOCATED LOAN AMOUNTS AND ALLOCATED LOAN PERCENTAGES

See attached.

EXHIBIT E

LEASING ACTION GUIDELINES

1. Lender shall have the right to review and approve the execution, renewal, modification, settling or termination (each such action is called a “Leasing Action”) of any “Key Leases”. The Key Leases are those of any tenant leasing 30,000 or more cumulative square feet. Lender’s approval shall not be unreasonably withheld. Lender will be deemed to have consented to any such Leasing Action if it does not notify Mortgagors in writing that it is withholding its consent within five (5) business days of its receipt of (a) notification of the proposed Leasing Action submitted to Lender with the requirements that Lender respond within ten (10) business days of its receipt, or Lender will be deemed to have consented, highlighted in large font and bold lettering, and (b) all materials reasonably requested by Lender to permit Lender to review the proposed Leasing Action.

2. Form of Lease – All leases shall be made to tenants on the approved “standard” form of lease with no material deletions or alterations therefrom.

3. Upon the written request of Lender, Mortgagors will provide copies of all documentation for any Leasing Action not requiring Lender approval within ten (10) business days of the occurrence of such Leasing Action. Lender may require, in Lender’s reasonable discretion, executed Estoppel Certificates and Subordination, Non-Disturbance and Attornment Agreements on Lender’s standard form (subject to reasonable revisions) for all Leasing Actions.

EXHIBIT F

PPM Finance, Inc.: Property and General Liability Requirements for Jackson National Life Insurance Company

PPM Finance, Inc. (“PPM”) is an affiliate of and authorized agent for Jackson National Life Insurance Company (the “Mortgagee” and/or “Lender”), and as such has established the following insurance requirements:

-EVIDENCE OF INSURANCE: Acceptable evidence of insurance shall include duplicate originals or certified copies of insurance policies with applicable endorsements required by PPM, copies of declaration pages with appropriate coverage, or evidence of property and liability insurance on acceptable certificates (ACORD form 27 for property and business interruption/ loss of rents and ACORD form 75-S (Binder) for liability coverage if acceptable policies are unavailable at closing. All endorsements and policies must be renewed annually. Binders are acceptable only if required by state law; however, they must state the full coverage period and be renewed every ninety (90) days until the final policy is issued in accordance with PPM’s standard requirements. Other forms evidencing insurance are subject to review and approval by PPM.

-INSURED, MORTGAGEE ENDORSEMENTS, LENDER’S LOSS PAYEE CLAUSES: The Borrower’s full name (as per loan documents) must be the First Named Insured on all coverage. The Mortgagee’s name must be shown as Mortgagee or Mortgage Holder on all property, earthquake, flood, and builder’s risk coverage; as Lender’s Loss Payee on business interruption/business income/loss of rents policies and personal property/contents; and as Additional Insured on all Liability coverage. If coverage is provided by a third party or tenant, the Borrower’s name and Mortgagee’s name must both be shown as Additional Insured. The insured property must be identified by all applicable street locations for all coverage. The Mortgagee/Mortgage Holder Endorsements and Lender’s Loss Payee clauses should be made in favor of:

“Jackson National Life Insurance Company,

Its successors, assigns, and/or affiliates,

as their interests may appear” OR ISAAOA, ATIMA

c/o (Correspondent Servicer’s address)

-DEDUCTIBLES: Deductibles shall be no greater than $25,000.00 for property coverage. Higher deductible amounts for Hail/Windstorm policies or Earthquake policies are subject to PPM’s approval. Aggregate “Caps” for Hail/Windstorm or Earthquake are not acceptable.

-NOTICE: The policies shall contain a provision that the insurance company is obligated to give Mortgagee at least thirty (30) days written notice prior to any material change in or cancellation of the policy. The cancellation provision must provide for at least a 10-day written notification for non-payment of premium. Material change may include, but shall not be limited to, any changes or cancellations in types of coverage required by PPM.

-TERMS AND EVIDENCE OF PAYMENT: Policies must be for a term of not less than one year and must be paid in full prior to closing. Finance Agreements are subject to PPM’s approval. Proof of payment for a full year is required at closing and at each policy renewal in the form of attached copy of cancelled check(s) and paid invoice or a letter from the Borrower certifying to Mortgagee that premiums have been paid with attached copy of the invoice and check used for payment. If a policy has less than twelve (12) months remaining, sufficient funds shall be collected at closing and in the months following the closing to insure that adequate funds will be on deposit to timely pay the renewal premium.

-CARRIERS AND RATINGS: All property, rent loss and liability insurance companies must carry an A.M. Best rating of at least an A- and a financial size rating of Class VII ($50M — $100M surplus funds), and be licensed to do business in the state where the Property is located. Carriers providing coverage, which have several state addresses, must be identified on Certificates and/or policies with the appropriate state location. PPM will also accept coverage from Lloyd’s of London, although it may have no insurance rating. Industrial Risk Insurers (“IRI”) is also acceptable. Ratings other than those provided by A.M. Best are subject to PPM’s review and approval.

Carriers with lesser ratings may be acceptable if PPM is supplied with a reinsurance agreement through an acceptably rated company as determined by PPM. (Ratings for Reinsurance companies should be higher than A-/VII.) Reinsurance agreements must have a one hundred percent (100%) assumption of liability endorsement, a direct access clause, at least ninety (90) days notice of cancellation provisions, and must otherwise comply with PPM’s standard insurance requirements.

Write Your Own (WYO) insurance companies which underwrite flood insurance policies pursuant to the National Flood Insurance Act of 1968 and are administered by the Federal Insurance Administrator, tend to carry lower BEST “ratings” or may not be rated by A.M. BEST. These policies are acceptable, with a written certification by the insurance carrier that they are participants in the WYO Program. Flood insurance should be otherwise provided in accordance with PPM’s standard requirements.

-BUILDING COVERAGE: An all risk/special form (fire and extended coverage) property insurance policy, including or not excluding Mold and Terrorism coverage, must be in force based on not less than the current one hundred percent (100%) replacement cost. If the policy contains a Coinsurance clause, a Replacement Cost Endorsement and an Agreed Amount Endorsement are required*. Inflation Guard coverage with a four percent (4%) inflation factor is required. Mortgagee’s name must be shown as Mortgagee or Mortgage Holder.

-PERSONAL PROPERTY CONTENTS: This coverage should be written on an all risk/special form (fire and extended coverage), and will be required for personal property such as furniture, fixtures, machinery and equipment, stock, Insured’s use interest as tenant in Improvements and betterments, and leased personal property for which the Mortgagee has a contractual responsibility to insure. (Tenant improvements and betterments are of a permanent nature and are either installed or acquired by the tenant but not legally removable by the tenant.) Coverage should be based on a one hundred percent (100%) replacement cost basis. If there is a Coinsurance clause, a Replacement Cost Endorsement and an Agreed Amount Endorsement are required*. Inflation Guard coverage with a four percent (4%) inflation factor is required. Mortgagee’s name must be shown as Lender’s Loss Payee.

-BLANKET POLICIES: If any insurance coverage is provided on a blanket policy, PPM requires that the dollar value of coverage and premiums allocated to the mortgaged premises be indicated on the appropriate Certificates and policies.

-WAIVER OF SUBROGATION CLAUSE: A Waiver of Subrogation clause is required for all liability coverage provided herein, in favor of all First Named Insured and others to whom the insured has agreed to waive rights of subrogation. The Mortgagee and Borrower/Landlord should be named as Additional Insured.

-BUILDER’S RISK INSURANCE: If any buildings are being constructed or added, or are significantly altered beyond the scope of the standard property policy, Builder’s Risk insurance coverage is required in an amount equal to one hundred percent (100%) replacement cost of hard costs and not less than twenty-five percent (25%) of the soft costs for the work being undertaken. In addition, there needs to be delayed income insurance covering not less than twelve (12) months anticipated loss of gross income. Once the Property has been completed, a completed value all risks/special form (fire and extended coverage) policy and any other liability coverage will be required in accordance with PPM’s standard insurance requirements. Mortgagee’s name must be shown as Mortgagee or Mortgage Holder.

-BUSINESS INCOME: Business Interruption, Business Income or Loss of Rents insurance is required for loss of gross rentals and other gross income with an indemnity period of not less than twelve (12) months. If there is a Coinsurance Clause, an Agreed Amount Endorsement is required*. Business income is typically net profit before income taxes plus continuing normal operating expenses. Loss of Rents is usually written for the building owner. An Extended period of indemnity greater than twelve (12) months may be reasonably required for mid or high rise properties, subject to PPM’s approval. If coverage is on a blanket policy, the dollar amount of coverage and premium allocated for mortgaged premises must be indicated on the appropriate Certificates and policies. Mortgagee’s name must be shown as Lender’s Loss Payee.

-COMMERCIAL GENERAL LIABILITY: Coverage must be in force covering bodily injury, property damage, and personal injury for a combined single limit per occurrence of $3,000,000 and a minimum general aggregate amount of $5,000,000. Multifamily properties without elevators may have combined single limits of $1,000,000 per occurrence and general aggregate of $2,000,000. Hotels must have combined single limits of $10,000,000 per occurrence and general aggregate of $10,000,000. Umbrella/Excess Liability insurance may be used to satisfy this requirement. The Mortgagee should be included as Additional Insured on any Liability/Umbrella/Excess Liability coverage.

-BOILER AND MACHINERY: This coverage will be required for properties containing steam boilers, pipes, turbines, engines or other pressure vessels, heavy electronics, or heating/air conditioning equipment in an amount equal to one hundred percent (100%) of the replacement cost of each building housing the equipment, including a form of business income and personal property, and a rider including electrical machinery and equipment, air conditioning, refrigeration and mechanical objects. A Joint Loss Agreement with the Property Policy should be obtained, whenever possible. Mortgagee should be shown as Mortgagee or Mortgage Holder.

-FLOOD INSURANCE: Flood insurance must be maintained for the life of the loan if the Property is located in a Special Flood Hazard Area (“S.F.H.A.”), according to the most current flood insurance rate map issued by the Federal Emergency Management Agency (F.E.M.A.). (S.F.H.A.’s include areas which are located within 100-year flood plain zone designations, such as: A, AO, AH, A1 — 30, AE, A99, V, V1-30, and VE.) Flood plain zones not designated within S.F.H.A.’s such as B, C, and E may not require flood insurance.

*All endorsements and current Replacement Cost valuations must be updated and renewed annually by the Borrower.

At PPM’s discretion, however, and depending upon the location of improvements, flood insurance may be required for properties located in a “B” zone designation, which are areas within 100-year and 500-year flood plain limits or areas protected by levees from the base flood levels. Flood insurance shall be provided in an amount based on the replacement cost of mortgaged premises located within an S.F.H.A., usually at $500,000 per building or the maximum allowable limit Coverage is available through the N.F.I.P. (National Flood Insurance Plan) and through private insurance carriers. If the total flood insurance coverage available under the N.F.I.P. is less than one hundred percent (100%) replacement cost, then Borrower should provide additional or excess flood insurance. Maximum total deductible is $25,000. Mortgagee should be shown as Mortgagee or Mortgage Holder. If Borrower becomes aware of a reclassification by F.E.M.A. to an S.F.H.A., a flood insurance policy should be obtained immediately by the Borrower, at Borrower’s expense. Borrower should obtain flood insurance in accordance with PPM’s standard requirements within forty-five (45) days of notice, or PPM shall force place coverage at Borrower’s expense.

-ORDINANCE OR LAW COVERAGE: This coverage may be required for properties that represent legal “non-conforming” uses, as confirmed by the appropriate building and zoning municipality in writing. Coverage shall include (a) for replacement of undamaged portion, (b) cost of demolition, (c) and increased cost of construction on a one hundred percent (100%) replacement cost basis. Coverage will not be required if the municipality confirms in writing that in the event of loss current building, zoning, land use laws or ordinances will not be enforced, and property will be permitted to rebuild to specifications that existed at the time of the loss. If there is a Coinsurance Clause, a Replacement Cost Endorsement and an Agreed Amount Endorsement are required*. Mortgagee should be shown as Mortgagee or Mortgage Holder.

-EARTHQUAKE COVERAGE: Earthquake coverage is required if property is located in a known seismic zone (i.e., Alquist Priolo zone in California), and shall be based on a one hundred percent (100%) replacement cost basis, with a maximum ten percent (10%) deductible. If there is a Coinsurance Clause, a Replacement Cost Endorsement and an Agreed Amount Endorsement are required.* A Seismic report and A Probable Maximum Loss Study will be required to be provided by a consultant approved by PPM. We also require an Earthquake Causes of Loss Endorsement and a sprinkler leakage Endorsement. Mortgagee should be shown as Mortgagee or Mortgage Holder.

-WIND/HURRICANE/HAIL: Unless already in an all risk building policy, this coverage is required for coastal properties on a one hundred percent (100%) replacement cost basis, with a maximum ten percent (10%) deductible. Aggregate caps on deductibles are not acceptable. Coverage should include Business Income/Loss of Rents, if available. If there is a Coinsurance Clause, a Replacement Cost Endorsement and an Agreed Amount Endorsement are required. * Inflation Guard coverage with a four percent (4%) inflation factor is required. Mortgagee should be shown as Mortgagee or Mortgage Holder.

-DRAM SHOP OR LIQUOR LIABILITY COVERAGE: Coverage must be in force if applicable law may impose liability on those selling, serving, or giving alcoholic beverages to others and if such beverages will be sold, served or given on the Property. Eligible businesses include clubs, package stores and other retail stores selling alcoholic beverages for consumption off premises, manufacturers, wholesalers and distributors of alcoholic beverages, restaurants, taverns, motels, and hotels. The amount of coverage should be a minimum aggregate of $3,000,000. If subject coverage is required by PPM, individual tenants must name Mortgagee and Borrower/Landlord as Additional Insured and must forward ACORD form 75-S certificates (only if certified copies or duplicate originals of policies are not available at closing), with copy of evidence of current liquor licenses, unless otherwise required by the state. Evidence of policy renewals by tenants and/or Borrower/Landlord must be sent annually to Mortgagee in accordance with PPM requirements.

Other coverage such as Comprehensive Automotive Liability, Elevator Collision Liability, Medical payments, Workers’ Compensation and Employer’s Liability, Environmental Remediation and Liability, Pollution Clean up and Removal, Mine Subsidence, Functional Building Valuation, Valued Policy and such other forms of insurance relating to other property-specific risks may be reasonably required by PPM from time to time. PPM’s insurance requirements may be subject to change.

*All endorsements and current Replacement Cost valuations must be updated and renewed annually by the Borrower

If you have any questions regarding PPM’s insurance requirements, please contact the appropriate person listed below:

PPM FINANCE, INC.

225 West Wacker Drive, Suite 1200
Chicago, IL 60606
Fax: 312-634-0834

Synove T. Maraffino Director, Administration	Rosemarie Frontzak Director, Loan Closings	Mark Lyons Senior Closing Coordinator

Phone: 312.634.2564 Phone: 312.634.1225 Phone: 312.634.2563

Exhibit G

The following is a description of Lender’s direct capitalization valuation methodology. In general, Lender is applying a cap rate to net operating income after reserves following any necessary adjustments to the vacancy (up or down) to reflect the current status of the subject property’s rent roll and market conditions.

Capitalization Rate: reasonable market cap rate

Gross Potential Income: The aggregate rental and other income from the operation of the Property as if it were 100% occupied, all as determined in accordance with GAAP (except that any rent leveling or fair market value adjustments shall be excluded from rental income). Adjustments can be made up or down to reflect above or below market rents.

Vacancy Loss Factor: A reserve for potential vacancy at the Property. The vacancy rate is meant to reflect the average vacancy in a real estate cycle. The current market vacancy and the current property vacancy will influence the vacancy factor.

Effective Gross Income: Gross Potential Income less the Vacancy Loss Factor.

Property Operating Expenses: All expenses and other proper charges incurred in connection with the operation of the Property (including, without limitation, real estate taxes, management fees, payments under ground leases and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP.

Leasing and Capex Reserve: A reserve equal to the total number of square feet of the Property, multiplied by an amount per square foot. The amount will be determined based upon the mix of office build out versus warehouse build out. In addition, an overall capital item reserve will be applied to the total number of square feet. For example, the reserve used for the initial underwriting of the entire portfolio was $0.89/SF.

Borrower’s Net Operating Income: An amount equal to the Effective Gross Income minus the Property Operating Expenses.

Lender’s Net Operating Income: An amount equal to the Borrower’s Net Operating Income minus the Leasing and Capex Reserve.

Property Value: An amount equal to the Lender’s Net Operating Income, divided by the Capitalization Rate.

Loan-to-Value: The ratio of the Allocated Loan Amount to the Property Value for a property.

Allocated Mortgage Payment. The annual payment of principal and interest due on an amortizing mortgage loan based on (i) the Interest Rate (ii) a 30-year mortgage-style, and (iii) the Allocated Loan Amount.

Debt Service Coverage Ratio: The ratio of the Allocated Mortgage Payment to the Lender’s Net Operating Income.